                                                                     Exhibit 2.2


                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA



In Re:                                                CASE NO. 00-35217-BKC-PGH

IMX PHARMACEUTICALS, INC.                             Chapter 11
jointly administered with

IMX-ETI LIFEPARTNERS, INC.,                           CASE NO. 00-35219-BKC-PGH

     Debtors.

------------------------------/




           IMX PHARMACEUTICALS'S THIRD AMENDED PLAN OF REORGANIZATION


                             Dated August 10, 2001







                                              ADORNO & ZEDER, P.A.

                                              /s/ Lawrence M. Schantz
                                              -----------------------
                                              Lawrence M. Schantz
                                              Fla. Bar No. 143910
                                              Nicholas B. Bangos
                                              Fla. Bar No. 834238
                                              2601 S. Bayshore Drive
                                              Suite 1600
                                              Miami, Florida 33133
                                              Tel. 305-858-555
                                              Fax. 305-858-4777


                                              Attorney for Debtor-in-Possession

                                TABLE OF CONTENTS


TABLE OF CONTENTS ............................................................ii

ARTICLE I -- DEFINITIONS - INTERPRETATIONS ....................................1

    A.  Definitions ...........................................................1
    B.  Bankruptcy Code Definitions ...........................................7
    C.  Interpretation ........................................................7

ARTICLE II -- TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX
               CLAIMS AND UNITED STATES TRUSTEE'S FEES ........................7

ARTICLE III -- CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS ..................8

ARTICLE IV -- TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS .............9

ARTICLE V -- EXECUTORY CONTRACTS AND UNEXPIRED LEASES ........................11

ARTICLE VI -- ACCEPTANCE OR REJECTION OF PLAN: EFFECT OF REJECTION BY
              ONE OR MORE CLASSES.............................................11

    A.  Classes Entitled to Vote .............................................11
    B.  Class Acceptance Requirement .........................................12
    C.  Cramdown .............................................................12

ARTICLE  VII --  MEANS  FOR  IMPLEMENTATION  OF  PLAN ........................12

    A.  Continued Corporate Existence ........................................12
    B.  Section 1146 Exemption ...............................................15
    C.  Section 1145 Exemption ...............................................15

ARTICLE VIII -- PROVISIONS GOVERNING DISTRIBUTION ........................... 16

    A.  Cash Payments ........................................................16
    B.  Delivery of Distributions ............................................16
    C.  Time Bar to Cash Payments ............................................16
    D.  Transfer of Claim ....................................................16
    E.  Class 8 Disputed Claims ..............................................17


                                       ii
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ARTICLE IX - PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS ..........17

    A.  Objection Deadline ...................................................17
    B.  Prosecution of Objections.............................................17
    C.  Escrow of Allocated Distributions ....................................17
    D.  Distribution After Allowance .........................................18

ARTICLE X - DISCHARGE, LIMITATION OF LIABILITY, GENERAL INJUNCTION AND
            CAUSES OF ACTION  ................................................18

    A.  Discharge of Claims and Termination of Equity Interests ............. 18
    B.  General Injunction ...................................................19
    C.  No Liability for Tax Claims ..........................................19

ARTICLE XI - RETENTION OF JURISDICTION .......................................19

ARTICLE XII - MISCELLANEOUS PROVISIONS .......................................20

    A.  Modification of the Plan ............................................ 20
    B.  Confirmation Order and Plan Control ..................................20
    C.  Governing Law ........................................................20
    D.  No Admissions ........................................................20
    E.  Revocation or Withdrawal of the Plan .................................20
    F.  Further Assurances ...................................................21
    G.  Notices ..............................................................21
    H.  Estimated Claims .....................................................21
    I.  Consent to Jurisdiction ............................................. 21
    J.  Modification of Payment Terms ........................................22
    K.  Headings .............................................................22
    L.  Successors and Assigns ...............................................22
    M.  Entire Plan ..........................................................22
         imx Pharmaceuticals, Inc. ("IMX"), a Florida corporation, the above-named Debtor and Debtor-in-Possession, has filed this Plan pursuant to section 1121 of the Bankruptcy Code. Reference is made to the Debtor's Disclosure Statement distributed contemporaneously with the Plan for a discussion of the Debtor's business history, a summary of significant events that occurred during the pendency of the Chapter 11 case and a summary of the Plan and certain related matters, including procedures for voting on the Plan. All Holders of Claims against and Equity Interests in the Debtor entitled to vote on the Plan are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan.

                   ARTICLE I -- DEFINITIONS - INTERPRETATIONS
                   ------------------------------------------

      A. Definitions. For purposes of this Plan, the following definitions shall apply unless the context clearly requires otherwise:

         Administrative Claim means any Claim for the payment of an Administrative Expense.

         Administrative Claims Bar Date means the last day established by the Bankruptcy Court for filing an application, request or motion for an Administrative Claim.

         Administrative Expense means (a) any cost or expense of administration of the Chapter 11 case that is allowed under sections 503(b) or 507(a)(1) of the Bankruptcy Code, to the extent the party claiming any such cost or expense files an application, request or motion seeking such cost or expense in the Chapter 11 case on or before the applicable Administrative Claims Bar Date, including (I) any actual and necessary costs and expenses of preserving the estate or operating the business of the Debtor in Possession (including wages, salaries, or commissions for services rendered) incurred after the Petition Date, (ii) any post-petition cost, indebtedness or contractual obligation duly and validly incurred or assumed after by the Debtor in Possession in the ordinary course of its business, (iii) any Claim granted administrative priority status by a Final Order of the Bankruptcy Court, (iv) any fees or charges assessed against the Debtor pursuant to 28 U.S.C. section 1930, and (v) any and all other costs or expenses of administration of the Chapter 11 Case that are allowed by a Final Order of the Bankruptcy Court; provided, however, that notwithstanding anything to the contrary contained herein, when used in the Plan, the term "Administrative Expense" shall not include any Priority Tax Claim, any transferred claim, any Disallowed Claim, or unless otherwise expressly provided in the Plan, any of the Claims in Classes 1-8 as set forth below.

         Administrative Fee Expense means compensation or reimbursement of expenses of professionals awarded or Allowed pursuant to an order of the Bankruptcy Court under section 330(a) or 331 of the Code.

         Allowed when used with respect to a Claim or Equity Interest, shall mean a Claim or Equity Interest (a) proof of which was filed with the Bankruptcy Court on or before the Bar Date, and (I) as to which no objection has been filed by the Objection Deadline, unless such Claim or

Equity Interest is to be determined in a forum other than the Bankruptcy court, in which case such Claim or Equity Interest shall not become allowed until determined by Final Order of such other forum and allowed by Final Order of the Bankruptcy Court; or (ii) as to which an objection was filed by the Objection Deadline, to the extent allowed by a Final Order; (b) allowed by a Final Order; or (c) listed in the Debtor's schedules filed in connection with this Chapter 11 case and not identified as contingent, unliquidated, or disputed.

         Ballot means the ballot accompanying the Disclosure Statement upon which Holders of Impaired Claims or Impaired Equity Interests entitled to vote on the Plan shall indicate their acceptance or rejection of the Plan in accordance with the voting instructions.

         Bankruptcy Code shall mean 11 U.S.C. section 101, et seq., and any amendments thereto.

         Bankruptcy Court shall mean the United States Bankruptcy Court, Southern District of Florida, and any court having competent jurisdiction to hear appeals or certiorari proceedings therefrom.

         Bankruptcy Rules mean the Federal Rules of Bankruptcy Procedure ("F.R.B.P."), as amended, and as supplemented by the Local Rules of Practice and Procedure of the Bankruptcy Court, as amended ("The Local Rules").

         Bar Date shall mean either April 10, 2001 for non-governmental units and June 19, 2001 for governmental units, the dates fixed by order of the Bankruptcy Court by which proofs of Claim or Equity Interest must be filed against the Debtor.

         Business Day shall mean any day except Saturday, Sunday, or any legal holiday.

         Cater Barnard shall mean Cater Barnard plc, f/k/a as VoyagerIT.com.

         Chapter 11 Case shall mean the following: the Chapter 11 reorganization case of the Debtor pending in the Bankruptcy Court, Case No. 00-35217-BKC-PGH under the caption In re imx Pharmaceuticals, Inc.

         Claim shall mean, as defined in section 101(5) of the Bankruptcy Code:
(a) any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         Class means a group of Claims or Equity Interests substantially similar to each other as classified under this Plan.

         Commencement Date shall mean November 20, 2000, the date the Debtor filed for protection under Chapter 11 of the Bankruptcy Code.

         Confirmation Date shall mean the date of entry of the Confirmation
Order.

         Confirmation Hearing means the hearing conducted by the Court under section 1128 of the Bankruptcy Code wherein the Court shall consider confirmation of this Plan, in accordance with section 1129 of the Bankruptcy Code.

         Confirmation Order shall mean the order entered by the Bankruptcy Court confirming the Plan.

         Debt has the meaning ascribed to such term under section 101(2) of the Bankruptcy Code.

         Debtor means imx Pharmaceuticals, Inc.

         Debtor in Possession means imx Pharmaceuticals, Inc.,

         Disputed Claim means any Claim other than a Disallowed Claim that has not been Allowed by an order of the Bankruptcy Court and as to which (a) a Proof of Claim has been filed with the Bankruptcy Court or is deemed filed under applicable law or order of the Bankruptcy Court, and (b) an objection has been or may be timely filed or deemed filed under applicable law and any such objection has not been (I) withdrawn, (ii) overruled or denied by an order of the Bankruptcy Court, or (iii) granted by an order of the Bankruptcy Court. In addition to the foregoing, a Disputed Claim shall also mean a Claim that has not been Allowed by an order of the Bankruptcy Court, whether or not an objection has been or may be timely filed, if (a) the amount of Claim specified in the Proof of Claim exceeds the amount of any corresponding claim scheduled in the Debtor's schedules, (b) the classification of the Claim specified in the Proof of Claim differs from the classification of any corresponding Claim scheduled in the Debtor's schedules or set forth in the Plan, (c) any corresponding Claim has been scheduled in the Debtor's schedules as disputed, contingent or unliquidated, (d) no corresponding Claim has been scheduled in the Debtor's Schedules, or (e) such claim is reflected as unliquidated or contingent in the Proof of Claim filed with respect thereof. To the extent an objection relates to the allowance of only a part of the Claim, such Claim shall be a Disputed claim only to the extent of the objection. To the extent that the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim scheduled in the Debtor's schedules, such Claim shall be a Disputed Claim only to the extent of the amount specified in the Proof of Claim which is in excess of the amount of the Claim as scheduled.

         Disallowed when used with respect to a Claim or Equity Interest, shall mean a Claim or Equity Interest to the extent ten (10) days have expired since it has been disallowed by order of the Bankruptcy Court, unless proper application for a stay of such order has been made within such ten (10) day period, in which case, the Claim or Equity Interest shall be disallowed thirty
(30) days
after entry of the order disallowing such Claim or Equity Interest, unless prior to the expiration of such period, a stay is obtained with respect to the order disallowing the Claim or Equity Interest.

         Disclosure Statement means the disclosure statement of the same date as this Plan that was filed by the Debtor and approved by the Bankruptcy Court pursuant to Bankruptcy Code section 1125 and any amendments thereto, including all exhibits.

         Distribution Date when used with respect to each Claim or Equity Interest shall mean the date on which distributions to the Holder of the Claim will be made in accordance with the Plan.

         Effective Date shall mean: (a) if no stay of the Confirmation Order is in effect, then the date which a Business Day selected by the Debtor which is not more than thirty (30) days following the date of the Confirmation Order, or
(b) if a stay of the Confirmation Order is in effect, then the date which is a Business Day selected by the Debtor which is not more than ten (10) days following the date the stay is vacated or any appeal, rehearing, remand or petition for certiorari is resolved in a manner that does not reverse or materially modify the Confirmation Order.

         Entity has the meaning ascribed to such term in section 101(5) of the Bankruptcy Code.

         Equity Interest means the interests in the Debtor held by Holders of existing common stock, including any and all options, warrants or similar instruments for the acquisition of shares of existing common stock of the Debtor, and those issued in accordance with the Plan.

         Final Order means (a) an order, judgment, ruling or other decree issued and entered by the Bankruptcy Court or by any state or other federal court as may have jurisdiction over any proceeding in connection with or related to the Chapter 11 case for purpose of such proceeding, which order, judgment, ruling or other decree has not been reversed, vacated, stayed, modified or amended and to which (I) no appeal or petition for review, reargurment, rehearsing, reconsideration or certiorari has been taken and is pending and the time for filing such appeal or petition for review, reargument, rehearsing, reconsideration or certiorari has expired, or (ii) such appeal or petition has been heard and dismissed or resolved and the time to further appeal or petition has expired with no further appeal or petition pending; or (b) a stipulation or other agreement entered into which has the effect of any such aforesaid order, judgment, ruling or other decree with like finality.

         Governmental Authority means any agency, board, executive, court, commission, department, legislature, tribunal, instrumentality or administration of the United States, a foreign country or the States of Florida or any other State, provincial, territorial, municipal, local or other governmental Entity in the United States or the Public Utilities Commission of any State or a foreign country.

         Holder means (a) as to any Claim, (I) the owner or holder of such Claim as such is reflected on the Proof of Claim filed with respect to such Claim, or (ii) if no Proof of Claim has been filed with respect to such Claim, the owner or holder of such Claim as shown on the schedules or books and records of the Debtor or as otherwise determined by order of the Bankruptcy Court, or
(iii) if the owner or holder of such Claim has transferred to the Claim to a third party and advised the Debtor or the Reorganized Debtor in writing of such transfer and provided sufficient written evidence of such transfer, the transferee; and (b) as to any Equity Interest, the record owner or holder of such Equity Interest as shown on the stock register maintained by the Debtor or the Transfer Agent or as otherwise determined by the Bankruptcy Court.

         Impaired means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         IMX means imx Pharmaceuticals, Inc.

         IMX-ETI means imx-eti LifePartners, Inc., a wholly-owned subsidiary of IMX, and a debtor in case number 01-35219-BKC-PGH.

         Initial Distribution Date when used with respect to each Claim or Equity Interest shall mean the Effective Date.

         Insider shall have the meaning set forth in section 101(31) of the Bankruptcy Code.

         Lease Assumption Claims means those claims pursuant to section 365 of the Bankruptcy Code arising from the Debtor's assumption of its non-residential real property leases.

         Liabilities means any and all liabilities, obligations, judgments, damages, charges, costs, Debts, and indebtedness of any and every kind and nature whatsoever, whether heretofore, now or hereafter owing, arising, due, payable, direct or indirect, absolute or contingent, liquidated or unliquidated, known or unknown, foreseen and unforeseen, in law, equity or otherwise, of or relating to the Debtor of any affiliate, subsidiary, predecessor, successor or assign thereof, or otherwise based in whole or in part upon any act or omission, transaction, event or other occurrence taking place prior to the Effective Date in any way relating to the Debtor or any affiliate, subsidiary, predecessor, successor or assign thereof, of any assets of the Debtor, the business or operations of the Debtor, the Chapter 11 case, or the Plan, including any liabilities, obligations, judgments, damages, charges, costs, Debts, and indebtedness based in whole or in part upon any Claim of or relating to successor liability, transferee liability, or other similar theory.

         Objection Deadline means the date by which objections to Claims and Equity Interests must be filed with the Bankruptcy Court; to wit, thirty (30) days after the Confirmation Date, unless otherwise extended or shortened by the Bankruptcy Court.

         Ordinary Course Administrative Claims means Administrative Claims for the provision of goods or services that are incurred by the Debtor in the ordinary course of business.

         Person means any person, individual, corporation, association, partnership, limited liability company, joint venture, trust, organization, business, government, governmental agency or political subdivision thereof, or any other entity or institution of any type whatsoever, including any "person" as such term is defined in section 101(41) of the Bankruptcy Code.

         Plan shall mean this Chapter 11 plan of reorganization, as amended in accordance with the terms hereof or modified in accordance with the Bankruptcy Code.

         Preference Claims are those claims the Debtor has against third parties for preferential transfers as defined under section 547 of the Bankruptcy Code.

         Priority Non-Tax Claim shall mean a Claim entitled to priority pursuant to sections 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)(6) of the Bankruptcy Code.

         Priority Tax Claim shall mean a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

         Proof of Claim means a proof of claim filed with the Bankruptcy Court with respect to the Debtor pursuant to F.R.B.P. 3001, 3002 or 3003.

         Rejection Claims means the Allowed Unsecured Claims arising under sections 502(b)(6) and 365(g)(1) of the Code from the rejection of any prepetition leases or executory contracts of the Debtor.

         Reorganized Debtor means the Debtor on or after the Effective Date as reorganized pursuant to this Plan.

         Reserved Claim means all Disputed Claims as of the applicable determination date in the full amounts listed in the Debtor's schedules, unless a Proof of Claim was timely filed with respect to any such Claim, in which case, in the face amount of such proof of Claim, or unless any such Claim has been estimated by the Bankruptcy Court for the purpose of allowance pursuant to section 502(c) of the Bankruptcy Code, in which case, in such estimated amount. Unless any order of the Bankruptcy Court estimating a Claim provides otherwise, the amount so estimated shall apply both for voting purposes and for purposes of computing reserved Claims. As used in the Plan, the term "Reserved Claims" shall not include any Disallowed Claims.

         Schedules shall mean, collectively, the Schedules and Statement of Financial Affairs filed by the Debtor pursuant to sections 521(1) and 1106(a)(2) of the Bankruptcy Code, as amended and supplemented.

         Secured Claim shall mean a Claim which, as of the Effective Date of the Plan and pursuant to a valuation by the Court pursuant to section 506(a) of the Bankruptcy Code, is secured by a valid, enforceable and perfected mortgage, lien, security interest or other encumbrances of any kind against property of the estate of the Debtor, and which is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law.

         Substantial Consummation means the date that the first distribution of property under the plan occurs following the occurrence of Confirmation.

         Unimpaired Claim means a Claim that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

         Unsecured Claim means a Claim other than an Administrative Expense, a Priority Non-Tax Claim, a Priority Tax Claim, or a Secured Claim.

      B. Bankruptcy Code Definitions. Definitions in the Bankruptcy Code and Bankruptcy Rules shall be applicable to the Plan unless otherwise defined in the Plan. The rules of construction in Bankruptcy Code section 102 shall apply to the Plan.

      C. Interpretation. Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Words denoting the singular number shall include plural number and vice versa, and words denoting one gender shall include the other gender. As to contested matters, adversary proceedings, and other actions or threatened actions, this Plan and the Disclosure Statement shall not be construed as a stipulation or admission, but rather, as a statement made in settlement negotiations. Any capitalized term used in the Plan that is not defined in the Plan but that is defined in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be (with the Bankruptcy Code or the Bankruptcy Rules, as the case may be, controlling in the case of a conflict or ambiguity).

                                   ARTICLE II
           TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS
                        AND UNITED STATES TRUSTEE'S FEES

The following Class of Administrative Claims, Class of Priority Tax Claims and United States Trustee's Fees are not impaired under the Plan and will be treated as follows:

         1. Administrative Claim. Each holder of an Allowed Administrative Claim shall be paid 100% of its Allowed Administrative Claim in cash, unless otherwise ordered by the Bankruptcy Court, upon the earlier of (I) on or before the Effective Date; or (ii) upon such other dates and terms as may be agreed upon by the holder of any such Allowed Administrative Claim.

         2. Ordinary Course Administrative Claims. Each Holder of an Ordinary Course Administrative Claim shall be paid in the ordinary course of business as agreed to between the Debtor and the Holder.

         3. Priority Tax Claims. Except as otherwise set forth in the Plan, the holder of an Allowed Priority Tax Claim under section 507(a)(8) of the Code shall be paid, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, 100% of the amount of such Allowed Claim including statutory interest, in cash, in equal quarterly installments commencing on the Effective Date and continuing over a six (6) year period calculated from the date of assessment.

         4. United States Trustee's Fee. The Debtor shall pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. section 1930(a)(6) on the Effective Date, and simultaneously provide to the U.S. Trustee an appropriate Affidavit indicating cash disbursements for all relevant periods; notwithstanding anything contained in the Plan to the contrary, the Reorganized Debtor shall further pay the U.S. Trustee the appropriate sum required pursuant to 28 U.S.C. section 1930(a)(6) for post confirmation periods within the time periods set forth in 28 U.S.C. section 1930(a)(6), until the earlier of the closing of this case by the issuance of a Final Decree by the Court, or upon entry of an order of this Court dismissing the case, or converting this case to another chapter under the United States Bankruptcy Code, and the party responsible for paying the postconfirmation U.S. Trustee fees shall provide to the U.S. Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating disbursement for the relevant periods.

                                   ARTICLE III
                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         The Claims of all creditors and holders of Equity Interests against and in the Debtor shall be classified as follows:

         1. Class 1:   Allowed Non-Tax Priority Claims.

         2. Class 2:   Allowed Secured Claim of Ralph Thomas, as Assignee
                       of Community First Bank.

         3. Class 3:   Allowed Secured Claim of Jo Ann Forster.

         4. Class 4:   Allowed Secured Claim of Bill Forster.

         5. Class 5:   Allowed Secured Claim of Vita Quest International.

         6. Class 6:   Allowed Secured Claim of Wachovia Bank.

         7. Class 7:   Allowed Secured Claim of Palm Beach County Tax Collector.

         8. Class 8:   Allowed Unsecured Claims.

         9. Class 9:   Allowed Equity Interests.

Classes 2 through 9 are impaired under the Plan. Classes 1 is unimpaired under the Plan.

                                   ARTICLE IV
               TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS


         1. Class 1: Allowed Non-Tax Priority Claims. This class consists of Claims that are entitled to priority in accordance with section 507(a) of the Bankruptcy Code, other than Administrative Claims and Priority Tax Claims. These Claims include Unsecured Claims for accrued employee wages, salaries, commissions, and other compensation earned within ninety (90) days before the Petition Date, to the extent of $4,340.00 per employee. IMX believes there are approximately $70,000.00 of Claims in this Class. Holders of such Claims shall receive on account of such Claims, cash equal to the amount of such Allowed Claims on the Effective Date.

         2. Class 2: Allowed Secured Claim of Ralph Thomas, as Assignee of Community First Bank. The Claim of Ralph Thomas, as Assignee of Community First Bank is secured by a mortgage on real property and a building located in Elbow Lake, Minnesota, personal property, including, machinery and equipment and inventory located in the building and 500,000 shares of stock of IMX. Under the Plan, Ralph Thomas, as Assignee of Community First Bank will waive its claim against IMX, surrender the 500,000 shares of stock to IMX in consideration for the surrender of the real and personal property located in Elbow Lake, Minnesota.

         3. Class 3: Allowed Secured claim of Jo Ann Forster. The Claim of Jo Ann Forster is secured by Medicis options assigned to and for the benefit of IMX. Under the Plan, Jo Ann Forster shall retain her lien on the Medicis options to the extent it is determined that the Medicis Options are property of the estate and the term of the promissory note will be extended to mature ninety (90) days from the Effective Date with interest at the rate of eight percent per annum (8%) per annum. Pursuant to 11 U.S.C. section 101(31)(B)(vi), Jo Ann Forster is an insider by virtue of her relationship to William Forster.

         4. Class 4: Allowed Secured Claim of William Forster. The Claim of William Forster, president of IMX, is secured by the corporate stock of IMX's wholly-owned subsidiaries, Mother 2 Be and Select Benefits. Under the Plan, Mr. Forster shall retain his lien on the corporate stock of the wholly-owned subsidiaries and the term of the promissory note issued in his favor will be extended to July 1, 2002 and the Debtor will pay eight percent (8%) per annum on the obligation.

         5. Class 5: Allowed Secured Claim of Vita Quest International. VitaQuest International claims a lien on the inventory, accounts receivable, property at the Elbow Lake, Minnesota facility, subject to any preexisting or future liens. IMX believes that there is no equity in any of the property after the amount of Community First Bank's Claim or any other lender. The Debtor has commenced an adversary proceeding to avoid VitaQuest's security interest and to determine the nature, extent and validity of VitaQuest's interest in the estate's interest in property of the estate. See imx Pharmaceuticals, Inc., v. VitaQuest International Inc., Adversary No. 013128. The basis of the adversary proceeding is two-fold. First, the Debtor assumed Dri-Kleen, Inc.'s open account with VitaQuest. On July 20, 2000, the Debtor issue a $260,000.00 promissory note to VitaQuest who purported to take a security interest in the above-described collateral. However, VitaQuest did not perfect its security interest until October 11, 2000, which was within ninety (90) days before the Petition Date. The perfection of its security interest is alleged to be an avoidable transfer under 11 U.S.C. section 547(b). Second, to the extent its security interest is not voidable, IMX seeks to determine VitaQuest's secured status based upon the respective priority of other creditors who claim interests in the estate's interest in property of the estate and such properties respective value. To the extent VitaQuest's Claim is unsecured VitaQuest shall be treated in accordance with Class 8 claims. To the extent VitaQuest has an Allowed Secured Claim, IMX shall make distributions of cash to VitaQuest in forty-eight (48) monthly installments, with interest at the rate of eight percent (8%) per annum and VitaQuest shall retain any such valid lien.

         6. Class 6: Allowed Secured Claim of Wachovia Bank Wachovia claims a security interest in, among other things, contract rights, instruments, documents, investment properties, chattel paper, general intangibles and deposit accounts, inventory, equipment and fixtures and the proceeds thereof. The Debtor shall see a determination of the secured status of Wachovia's interest in the estate's interest in property of the estate. To the extent Wachovia is determined to have an Allowed Secured Claim, IMX shall make distributions of cash to Wachovia in forty-eight (48) monthly installments, with interest at the rate of eight percent (8%) per annum and Wachovia shall retain any such valid lien. To the extent Wachovia's Claim is determined to have an Allowed Unsecured Claim, Wachovia shall be treated in accordance with Class 8 claims.

         7. Class 7: Allowed Secured Claim of Palm Beach County Tax Collector. Within sixty (60) days after the Effective Date, IMX shall commence making quarterly distributions to the Palm Beach County Tax Collector on account of its Allowed Claim in an amount sufficient to satisfy the Allowed Secured Claim of the Palm Beach County Tax Collector within six (6) months after the Effective Date. The Debtor estimates that the Allowed Claim will approximate $4,000.00. Distributions on such Claim shall include statutory interest at the rate of eighteen percent per annum (18%). The Palm Beach County Tax Collector shall retain any valid lien it has on property of the estate.

         8. Class 8: Allowed Unsecured Claims. Holders of Allowed Unsecured Claims shall receive one share of IMX common stock for every $4.00 owed. To the extent a fraction of a share is created by the exchange, the Holder of an Allowed Unsecured Claim will receive cash on the Effective Date equal to the respective fraction multiplied times $4.OO. The Debtor believes that through the transactions contemplated by the Plan, that a public market may develop for the shares of its stock after the Effective Date. The Debtor can make no assurances that its application will be accepted or that its stock will be traded.

         9. Class 9: Allowed Equity Interests. Holders of Allowed Equity Interests will have their respective shares consolidated so that there shall be an exchange of twenty (20) existing shares for one (1) share in the Reorganized Debtor. To the extent a fraction of a share is created by the exchange, the Holder of an Allowed Unsecured Claim will receive cash on the Effective Date equal to the respective fraction multiplied times $4.00.

              ARTICLE V - EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Pursuant to sections 365 and 1123 of the Bankruptcy Code, and subject to all existing Court Orders that may have been entered regarding particular executory contracts or non-residential real property leases, the Debtor shall be deemed to have rejected all executory contracts and unexpired non-residential real property leases as of the Commencement Date, except to the extent that prior to Confirmation Date, the Debtor has moved to assume a particular executory contract or unexpired non-residential real property lease. If the Debtor is assuming a particular executory contract or unexpired non-residential real property lease that is in default, said default shall be cured in accordance with 11 U.S.C. section 365(b)(1).

         To the extent that the Debtor may reject an executory contract or non-residential real property lease, the Debtor's or Reorganized Debtor's ongoing obligations will cease upon entry of a court Order approving the rejection. The Confirmation Order shall constitute an order rejecting all executory contracts not expressly assumed. Said party will no longer be responsible for providing any services in connection with the parties' underlying Agreement. Said party shall have up to thirty (30) days from the entry of the court order granting the rejection to file a Rejection Claim with the Court. Allowed Rejection Claims shall be treated as Class 8 Claims.

                     ARTICLE VI - ACCEPTANCE OR REJECTION OF
                PLAN: EFFECT OF REJECTION BY ONE OR MORE CLASSES

         A. Classes Entitled to Vote. Each impaired Class of Claims or Equity Interests shall be entitled to vote separately to accept or reject the Plan. An unimpaired Class of Claims or Equity Interests shall not be entitled to vote to accept or reject the Plan.

         B. Class Acceptance Requirement. A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds in amount and more than one-half in number of the Allowed Claims of such Class that had voted on the Plan. A Class of Equity Interests shall have accepted the Plan if it is accepted by at least two-thirds in amount of the Allowed Equity Interests of such Class that had voted on the Plan. If any ballot is executed and timely filed by the Holder of an Allowed Claim or Equity Interest but does not indicate acceptance or rejection of the Plan, then the ballot shall be deemed to be an acceptance.

         C. Cramdown. If any impaired Class of Claims or Equity Interests shall fail to accept the Plan in accordance with Bankruptcy Code section 1129(a), then the Debtor reserves the right to request that the Bankruptcy Court confirm the Plan in accordance with Bankruptcy Code section 1129(b).

                 ARTICLE VII - MEANS FOR IMPLEMENTATION OF PLAN

         A. Continued Corporate Existence. Upon the Effective Date, the operation of the Reorganized Debtor shall be the general responsibility of the Directors and officers of the Reorganized Debtor, who shall have the responsibility for the management, control and operation of the Reorganized Debtor. The management, operation, lease, sale or abandonment of the assets of the Reorganized Debtor will be in their sole discretion acting in good faith in accordance with the business judgment of the officers, and will not be subject to the supervision of the Bankruptcy Court, or anyone else.

         The Debtor shall continue to exist as the Reorganized Debtor, under the name imx Pharmaceuticals, Inc., however, its name may be changed subsequent to the Effective Date of the Plan. TDMI and Envesta will continue to do business as TDMI and Envesta, respectively. The Directors of IMX shall be Adrian Stecyk, who is affiliated with Griffin, Cater Barnard and TDMI, Stephen Dean, who is affiliated with Cater Barnard and Envesta, and Robert Kohn. The Debtor will continue to exist after the Effective date as a separate corporation in accordance with the laws of the State of Utah and pursuant to its By-Laws and Charter.

         1. ByLaws and Charter. The By-Laws and Charter of the Reorganized Debtor shall be amended, as necessary, to include provisions required (a) under the Bankruptcy Code with respect to the Reorganized Debtor Common stock and (b) the provisions of the Debtor's Plan. Consistent with section 1123(a)(6) of the Bankruptcy Code, the Reorganized Debtor's Charter shall, among other things, prohibit the issuance of nonvoting equity securities as part of the reorganization. The By-laws of the Debtor shall be amended as necessary to satisfy the provisions of the Plan. The Reorganized Debtor's Charter and the amended By-laws shall be the Charter and By-laws governing the Reorganized Debtor on and after the Effective Date, shall authorize the Reorganized Debtor Common Stock and shall be filed with the Secretary of State.

         2. Post-Effective Date Operations. The property of the Debtor's estate will revest in the Reorganized Debtor on the Effective Date. Except as otherwise provided in this Plan, the Reorganized Debtor will be allowed to operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code. As of the Effective Date, all property of the Reorganized Debtor will be free and clear of all Claims in Equity Interest, except as specifically provided in the plan.

         3. Recapitalization of the Reorganized Debtor. Under the Plan, Cater Barnard, plc, f/k/a VoyagerIT.com ("Cater Barnard") will invest $25,500,000.00 in value in IMX and IMX will continue as a public company. VoyagerIT.com was incorporated in August 11, 1999 and became Cater Barnard through a name change on April 19, 2001. Its registered office is Lloyd's Avenue House, 6 Lloyd's Avenue, London ECN3AX. Its directors are Stephen Dean, Peter Holmes and Adrian Stecyk. Stephen Dean is the chairman of Cater Barnard. Cater Barnard is scheduled as a creditor of up to $500,000.00 and the holder of 500,000 shares of the common stock of the debtor. Subsequent to the Petition Date, Cater Barnard acquired the claim of Shulman & Associates for $155,000.00, which was reduced to $150,000.00. In addition, Cater Barnard acquired from Shulman & Associates, its 200,000 shares of IMX common stock.

         Under the Plan, the $25.5 million shall be invested by Cater Barnard's transfer of assets into IMX on the Effective Date. Cater Barnard and IMX will enter into an agreement for the sale and purchase of the assets, subject to Bankruptcy Court approval of the Plan and other customary closing conditions, pursuant to which the following property interests will be transferred to IMX under the Plan:

         (1) ThinkDirect Marketing, Inc. ("TDMI"). Cater Barnard's interest in TDMI are as follows: $4,000,000 in convertible promissory notes from TDMI to Cater Barnard, which have an estimated market value of $5,100,000.00; a seventeen and one-half percent (17.5%) equity interest in TDMI, the value of which approximates $3,800,000.00; and an option to acquire eighty-two and one-half percent (82.5%) of the equity of TDMI. TDMI designs, develops and distributes products and services that automate and streamline direct marketing and customer relationship management processes. TDMI is a Delaware corporation, with its principal place of business in Connecticut. TDMI's directors are Adrian Stecyk, Dean Ross Eaker (Chairman), and Peter Georgiopoulous, Art Kellam, J. Bryant Kirkland, III, Mark Theilken. Its officers are Dean Ross Eaker, Chairman and CEO, Bruce A. Biegel, President and Chief Operating Officer.

         (2) Envesta PLC ("Envesta"). Envesta is incorporated and registered in England and Wales (with Registered No. 597988). Cater Barnard owns eighty-six percent (86%) of the interests in Envesta, all of which will be transferred to IMX under the Plan. The value of Cater Barnard's ownership interest of Envesta is $10 million. Envesta is a publicly traded company in England. Its business consists of the distribution of anti-virus software in the United Kingdom, known as Panda Software, one of the United Kingdom's leading anti-virus software systems. Panda Anti-virus software is used by many well known companies worldwide. Stephen Dean is the NonExecutive Chairman of Envesta and Peter Holmes is the Finance Director.

         (3) Sportal Asia, Limited ("Sportal Asia"). Cater Barnard's interest in Sportal Asia is less than one percent (1%) and valued at $250,000.00. Sportal Asia's business is the production and exploitation of sporting content through Internet and interactive television platforms directed primarily at Asian communities. Sportal Asia's principal place of business is in Singapore and it maintains satellite offices in Hong Kong, Seoul and Kuala Lumpur. It generates its revenues through four divisions-websites, betting, web television and e-commerce.

         Cater Barnard is a publicly traded company traded under the symbol CRB on AIM, the Alternative Investment Market, which is regulated by the London Stock Exchange under the symbol CRB. Envesta is a publicly traded company also trading on AIM under the symbol EVS.

         Cater Barnard will also invest up to $300,000.00 in cash to pay the Allowed Administrative Expenses. $50,000.00 has already been delivered in the form of deposit, to be refunded only in the event the Bankruptcy Court does not approve IMX's Plan. The $300,000 in cash is intended to be applied to the satisfaction of administrative expenses and non-tax priority claims.

         Griffin Securities, Inc. ("Griffin") shall be entitled to a ten percent (10%) commission and a three percent (3%) non-accountable expense allowance of the, dollar amount of the transaction, subject to bankruptcy court approval.
IMX will either pay Griffin's fees or reimburse Cater Barnard for them in common stock valued at $4.00 per share. Griffin is a member of NASD and SIPC. Adrian Stecyk is also a principal of Griffin Securities. VoyagerFinancial News.plc has an eighty percent (80%) ownership interest in Griffin and Cater Barnard has a forty-five percent (45%) ownership interest in VoyagerFinancial News.plc. Additionally, Griffin or its designee shall receive warrants to purchase 675,000 million shares of common stock at $4.00 over the next five years.

         In exchange for the transfer of Cater Barnard's interests as described above, IMX will issue all of the following to Cater Barnard: (a) 225,000 shares of IMX newly issued Class B 5% preferred stock, with an $80.00 stated value. The preferred stock is convertible into IMX common stock at a rate of one share of common stock for each $4.00 of stated value and shall have voting rights on an as if converted basis; (b) a promissory note in the amount of $3,000,000.00, payable in five (5) years, with interest at the rate of five percent (5%) per annum, payable in cash or common stock of IMX; and (c) 1,500,000 shares of common stock in IMX.

         Based upon the treatment of certain Claims, the number of outstanding and issued shares is 10,217,076, 1,285,000 shares were rescinded and includes 800,000 shares of treasury stock, 500,000 of which are held by Ralph Thomas, as Assignee of Community First Bank, as collateral and 300,000 shares are held by VitaQuest International as collateral. The Holders of Equity Interests on the Effective Date will have their current existing shares consolidated at the rate of twenty (20) shares to one (1) share. Creditors holding Allowed Unsecured Claims will receive IMX common stock at the rate of one (1) share for every $4.00 owed on account of their Allowed Unsecured Claims

         The outstanding shares of the Debtor are held by 348 different shareholders. Approximately eight percent (8%) of the shares are held by Bill Forster or members of his family. Mr. Forster and his family's interest comprise the only interests held by insiders of the Debtor holding more than five percent (5%) of IMX's stock. Other shareholders whose interests exceed five percent (5%) include, Dri-Kleen, Inc., which holds 2,400,000 shares, Ralph Thomas, as Assignee of Community First Bank, which holds 500,000 shares, VitaQuest International, which holds 500,000 shares, and Cater-Barnard, f/k/a VoyagerIt.com, Inc., which holds 700,000 shares. Subsequent to the occurrence of the transactions contemplated by the Plan, IMX will continue to be a reporting company and due to the size of its assets will endeavor to leave the Over-the-Counter Bulletin Board and seek to have its stock traded on either the NASDAQ market or the American Stock Exchange as soon as practicable after the Effective Date. There is no assurance that the Debtor's application will be accepted or that the Debtor will be listed. It is anticipated that the revenues from the operating companies will support the cost of funding its reporting requirements.

         For the fifty-two (52) weeks ending June 25, 2001, the Debtor's stock had a trading range of $.001 to $1.25. There is presently no established market for the Debtor's stock. Since the Debtor's Plan contemplates the acquisition of the operating companies and other assets in which Cater Barnard has interests, it is believed that the historic trading range of the Debtor's stock is an inaccurate barometer of the prices at which the Reorganized Debtor's stock may trade.

         B. Section 1146 Exemption. Pursuant to section 1146 (c) of the Bankruptcy Code, the issuance, transfer or exchange of any security or the making or delivery of any instrument or transfer pursuant to, in implementation of or as contemplated by the Plan or any other document, or the revesting, transfer or sale of any real or personal property of, by or in the Debtor or the Reorganized Debtor pursuant to, in implementation of or as contemplated by the Plan or any other document, shall not be subject to or taxed under law imposing a stamp tax, transfer tax or similar tax or fee.

         C. Section 1145 Exemption. Pursuant to section 1145 of the Bankruptcy Code, except with respect to an entity that is an underwriter, section 5 of the Securities Act of 1933 and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security do not apply (1) the offer or sale under a plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan,
(a) in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor or such an affiliate or (b) principally in such exchange and partly for cash or property and (2) the offer of a security through any warrant, option, right to subscribe, or conversion privilege that was sold in the manner described above, or the sale of a security upon the exercise of such a warrant, option, right or privilege.

         The Debtor believes the issuance of the common stock to the existing shareholders and holders of Allowed Claims are exempt transactions, with the exception of claims and interests held by Cater-Barnard. The Debtor is not relying upon Section 1145 of the Bankruptcy Code for the issuance of securities to Cater Barnard. The Debtor believes that the issuance of securities to Cater Barnard will be exempt transactions under Section 4(2) of the Securities Act. Cater Barnard is acquiring the shares for investment and not with a view to distribution. Cater Barnard acknowledges that the securities have not been registered and cannot be resold unless they are registered or an exemption is available. The share certificates will have a legend summarizing these restrictions. Furthermore, if the acquisition under the Plan, as amended, would render the Debtor an investment company, as that term is defined by the Investment Company Act, the Debtor will intends to rely upon the one year exclusion from the definition of "investment company" contained in Rule 3a-2 under the Investment Company Act.

                ARTICLE VIII -- PROVISIONS GOVERNING DISTRIBUTION

         A. Cash Payments. Cash payments made pursuant to the Plan shall be in U.S. funds, by check drawn against a domestic bank, or by wire transfer from a domestic bank.

         B. Delivery of Distributions. Distributions and deliveries to Holders of Allowed Claims and Equity Interest shall be made at the addresses set forth on the proofs of Claim or Equity Interest filed by such Holders (or at the last known addresses of such holders if no proof of Claim or Equity Interest is filed or if the Debtor has been notified of a change of address). If any distribution of a Holder is returned as undeliverable, then no further distributions to such Holder shall be made unless and until the Reorganized Debtor is notified of the Holder's then-current address, at which time all missed distributions shall be made to such Holder, without interest. All Claims for undeliverable distributions shall be made on or before the first anniversary of the Distribution Date. After such date, all unclaimed property shall revert to the Reorganization Debtor, and the claim of any Holder with respect to such property shall be discharged and forever barred.

         The Insert initial distribution date shall be the Effective Date for all Claimants entitled to distributions to cash under the plan and within sixty
(60) days following the Effective Date for Claimants entitled to equity interests under the Plan.

         C. Time Bar to Cash Payments. Checks issued by the Debtor in respect of Allowed Claims shall be null and void if not cashed within one-hundred-twenty
(120) days of the date of issuance thereof. Requests for reissuance of any checks shall be made directly to the Reorganized Debtor by the Holder of the Allowed Claim with respect to which such check originally was issued. Any Claim in respect of such a voided check shall be made on or before the later of the first anniversary of the Distribution Date or one-hundred-twenty (120) days after the date of issuance of such check. After such date, all Claims in respect of void checks shall be made on or before the later of the first anniversary of the Distribution Date or one-hundred-twenty (120) days after the date of issuance of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

         D. Transfer of Claim. In the event that the Holder of any Claim shall transfer such Claim on or after the Effective Date, it shall immediately notify the Debtor or Reorganized Debtor, as the case may be, in writing of such transfer and provide sufficient written evidence of the transfer in accordance with F.R.B.P. 3001. The Reorganized Debtor shall be entitled to assume that no transfer of any Claim has been made by any Holder unless and until the Reorganized Debtor shall have received written notice to the contrary. Each transferee of any Claim shall take such Claim subject to the provisions of the Plan and to any request made, waiver, or consent given or other action taken hereunder and, except as otherwise expressly provided in such notice, the Reorganized Debtor shall be entitled to assume conclusively that the transferee named in such notice shall be thereafter vested with all rights and powers of the transferor under the Plan.

         E. Class 8 Disputed Claims. Each holder of an Allowed Class Eight (8) Unsecured Claim shall receive, on the Initial Distribution Date, or any other Distribution Date as the case may be, a stock distribution in the amount of such Allowed Unsecured Claim provided, however, if such Holder's Unsecured Claim has been bifurcated into an Allowed Unsecured Claim and a Disputed Claim because the amount of Claim specified on such Holder's Proof of Claim exceeded the amount of the corresponding Claim scheduled in the Debtor's schedules, then such Holder's Disputed Claim shall be deemed an Allowed Unsecured Claim for distribution purposes on such Initial Distribution Date, or any other Distribution Date as the case may be, unless the Reorganized Debtor files an objection to such Disputed Claim prior to the Initial Distribution Date, or other Distribution Date. At such time that such Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim shall receive the distribution to which such Holder is then entitled under the Plan.

                      ARTICLE IX - PROCEDURES FOR RESOLVING
                          AND TREATING CONTESTED CLAIMS

         A. Objection Deadline. Unless extended or shortened by the Bankruptcy Court, the Debtor shall file any objections to Claims or Equity Interests prior to thirty (30) days before the date set for the hearing on the Confirmation of the Debtor's Plan of Reorganization.

         B. Prosecution of Objections. The Debtor and the Reorganized Debtor shall have authority to file objections, litigate to judgment, settle, or withdraw objections to Disputed Claims or Equity Interests. All professional fees and expenses incurred by the Debtor from and after the Confirmation Date shall be paid by IMX.

         C. Escrow of Allocated Distributions. The Reorganized Debtor shall withhold from the property to be distributed under the Plan, and shall place in escrow, amounts sufficient to be distribute on account of Disputed Claims. As to any Disputed Claim, upon a request for estimation by the Debtor, the Bankruptcy Court shall determine what amount is sufficient to withhold in escrow pending Disallowance of the Claim. The Debtor shall also place in escrow any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property withheld in escrow pursuant hereto, to the extent such property continues to be withheld in escrow at the time such distributions are made or such obligations arise. If practicable, the Reorganized Debtor may invest any cash it has withheld in escrow in a manner that will yield a reasonable net return, taking into account the safety of the investment.

         D. Distribution After Allowance. Payments and distributions from escrow to each holder of a Disputed Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs. Within thirty (30) days after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, any property in escrow that would have been distributed shall be distributed.

                      ARTICLE X - DISCHARGE, LIMITATION OF
               LIABILITY, GENERAL INJUNCTION AND CAUSES OF ACTION

         A. Discharge of Claims and Termination of Equity Interests. Except as otherwise expressly provided in the Plan or the Confirmation Order, the Confirmation Order shall operate as a discharge, pursuant to section 1141(d) of the Bankruptcy Code, to the fullest extent permitted by applicable law, as of the Effective Date, of any and all Debts or Claims of any nature whatsoever against, and any Equity Interests in the Debtor or the Reorganized Debtor that arose at any time prior to the Effective Date, including any and all Claims for principal and interest, whether accrued before, on, or after the Petition Date. Without limiting the generality of the foregoing, on the Effective Date, the Debtor and the Reorganized Debtor, and their respective successors or assigns, shall be discharged from any Debt or Claim that arose prior to the Effective Date and from any and all Debts and Claims of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based on such Debt or Claim was filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such Debt is an Allowed Claim pursuant to section 502 of the Bankruptcy Code, or (c) the Holder of a Claim based on such Debt has voted to accept the Plan. As of the Effective Date, except as otherwise expressly provided in the Plan or Confirmation Order, all Persons and Entities, including all Holders of a Claim or Equity Interest, shall be forever precluded and permanently enjoined to the fullest extent permitted by applicable law from asserting directly or indirectly against the Debtor, the Reorganized Debtor or any of their respective successors and assigns, or the properties of any of them, any other or further Claims, Debts, rights, causes of action, remedies, liabilities or Equity Interests based upon any act, omission, document, instrument, transaction or other activity of any kind or nature that occurred prior to the Effective Date or that occurs in connection with implementation of the Plan, and the Confirmation Order shall contain appropriate injunctive language to that effect; provided, however, that the Discharge shall not prohibit any police or regulatory agencies from fulfilling their police or regulatory functions. The Holders of any canceled Equity Interest shall have no rights arising from or relating to such Equity Interests, or the cancellation thereof, except the rights, if any, provided in the Plan. In accordance with the foregoing, except as specifically provided in the Plan or Confirmation Order, the Confirmation Order shall be a judicial determination of the discharge or termination of all such Claims, other Debts and Liabilities against, or Equity Interest in, the Debtor, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such Discharge shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged or terminated Claim, Liability, Debt or Equity Interest. Notwithstanding the foregoing: (1) if under the Plan the Reorganized Debtor is obligated to make payments to Holders of Allowed Unsecured Claims, the Reorganized Debtor shall remain obligated to make such payments; and (2) any such discharge does not affect the claims of creditors, if any, against third party guarantors.

         B. General Injunction. Pursuant to sections 105, 1123, 1129 and 1141 of the Bankruptcy Code, in order to preserve and implement the various transactions contemplated by and provided for in the Plan, as of the Effective Date, except as otherwise provided in the Plan or in the Confirmation Order, all Persons or Entities that have held, currently hold, or may hold a Claim or other Debt, Liability or Equity Interest that is discharged or terminated pursuant to the terms of the Plan are and shall be permanently enjoined and forever barred to the fullest extent permitted by law from taking any of the following actions on account of any such discharged or terminated Claims, Debts, Liabilities, or Equity Interests, other than actions brought to enforce rights under the Plan, Confirmation Order, or the Plan documents: (a) commencing or continuing in any manner any action or other proceeding against the Debtor or Reorganized Debtor;
(b) enforcing, attaching, collecting or recovering in manner any judgment, award, decree or order against the Debtor or the Reorganized Debtor; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtor or the Reorganized Debtor; (d) asserting a set off, right of subrogation or recoupment of any kind against any Debt, Liability or obligation due to the Debtor or the Reorganized Debtor; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan or Confirmation Order.

         C. No Liability for Tax Claims. Unless a taxing governmental authority has asserted a Claim against the Debtor before the Bar Date established therefor, no Claim of such Governmental authority shall be allowed against the Debtor or the Reorganized Debtor for taxes, penalties, interest, additions to the tax or other charges arising out of the failure if any, of the Debtor, any of its affiliates or any other Person or Entity to have paid the tax or to have filed any tax return (including any excise tax return, income tax return or franchise tax return) in and for any period arising out of an audit of any return for a period before the Petition Date. The Reorganized Debtor shall be responsible for the filing of all unfiled tax returns of the Debtor relating to any period prior to the Effective Date.

                     ARTICLE XI - RETENTION OF JURISDICTION

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain the fullest and most expansive jurisdiction that is permitted under applicable law to issue any order or process to carry out the provisions of the Plan, including, but not limited to, determine all claims, enforce all obligations established in the Plan and the Confirmation Order, adjudicate any adversary proceeding or contested matter pending on the Confirmation Date or contemplated in the Plan, determine any application for the allowance of compensation pursuant to sections 330, 331 or 503(b), to enforce and interpret the Plan and to resolve any dispute and questions of any kind arising out of or contemplated by the Plan and the rights created herein or in the Confirmation Order.

                    ARTICLE XII - MISCELLANEOUS PROVISIONS

         A. Modification of the Plan. The Debtor may only modify the Plan at any time prior to the entry of the Confirmation Order provided such modifications are not material and provided that the Plan as modified, and the Disclosure Statement meet applicable Bankruptcy Code and Bankruptcy Rule requirements. The Plan may not be altered, amended or modified without the written consent of the Debtor or the Reorganized Debtor (as the case may be).

         After entry of the Confirmation Order, the Debtor or the Reorganized Debtor (as the case may be) may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that (a) the Debtor or the Reorganized Debtor (as the case may be) obtains approval of the Bankruptcy Court for such modification, after notice and hearing, and (b) such modification shall not materially or adversely affect the interests, rights, treatment or distributions of any Class of Allowed Claims or Equity Interests under the Plan.

         B. Confirmation Order and Plan Control. To the extent that the Confirmation Order or the Plan is inconsistent with the Disclosure Statement or any agreement entered into between the Debtor and any third party, the Plan controls the Disclosure Statement and any such agreements, and the Confirmation Order (and any other orders of the Bankruptcy Court) shall be construed together with the terms of the Plan.

         C. Governing Law. Except to the extent that federal law (including the Bankruptcy Code or the Bankruptcy Rules) is applicable, or where the Plan or the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan provide otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

         D. No Admissions. The Plan provides for the resolution, settlement and compromise of Claims against and Equity Interests in the Debtor. Nothing herein shall be construed to be an admission of any fact by the Debtor or otherwise binding upon the Debtor in any manner prior to the Effective Date.

         E. Revocation or Withdrawal of the Plan The Debtor reserves the right to revoke or withdraw the Plan prior to Confirmation Date. If the Debtor revokes or withdraws the Plan, or if confirmation of the Plan does not occur, then the Plan shall be deemed null and void in all respects and nothing contained in the Plan shall be deemed to (a) constitute a waiver or release of any Claims by or against, or Equity Interests in, the Debtor or any other Person, or (b) prejudice in any manner the rights of the Debtor or any other Person in any further proceedings involving the Debtor.

         F. Further Assurances The Debtor or the Reorganized Debtor (as the case may be) agrees, and is hereby authorized, to execute and deliver any and all papers, documents, contracts, agreements, and instruments which may be necessary to carry out and implement the terms and conditions of the Plan.

         G. Notices. All notices, requests or other documents in connection with, or required to be served by, the Plan shall be in writing and shall be sent by first class United States mail, postage prepaid, or by overnight delivery by a recognized courier service to:

                   If to the Debtor or
                   Reorganized Debtor:        William Forster
                                              1900 Corporate Parkway, NW
                                              Suite 400E5
                                              Boca Raton, FL 33431

                                              Griffin Securities
                                              C/o Cater Barnard
                                              140 Broadway, 29th Floor
                                              New York, New York 10005

                   with a mandatory copy to:  Lawrence M. Schantz
                                              Adorno & Zeder, P.A.
                                              2601 S. Bayshore Dr., Suite 1600
                                              Miami, FL 33133

         H. Estimated Claims. To the extent any Claim is estimated for any purpose other than for voting, then in no event shall such Claims be Allowed in an amount greater than the estimate amount.

         I. Consent to Jurisdiction. Upon any default under the Plan, the Debtor and the Reorganized Debtor consent to the jurisdiction of the Bankruptcy Court, or any successor thereto, and agree that it shall be the preferred forum for all proceedings relating to any such default.

         By accepting any distribution or payment under or in connection with the Plan, by filing any Proof of Claim, by voting on the Plan, or by entering an appearance in the Chapter 11 Case, all Creditors, Holders of Equity Interests and other parties in interest, including foreign Creditors, and foreign parties in interest, have consented and shall be deemed to have expressly consented, to the jurisdiction of the Bankruptcy Court for all purposes with respect to any and all matters relating to, arising under or in connection with the Plan or the Chapter 11 Case, including the matters and purposes set forth in Article II of the Plan. The Bankruptcy Court shall maintain jurisdiction to the fullest extent allowed under applicable law over all matters set forth in Article II of the Plan.

         J. Modification of Payment Terms. The Reorganized Debtor reserves the right to modify the treatment of any Allowed Claim, as provided in section 1123(a)(4) of the Bankruptcy Code, at any time after the Effective Date upon consent of the Holder of such Allowed Claim.

         K. Headings. The headings of the Articles, paragraphs and subparagraphs herein are inserted for convenience only and shall not affect the interpretation of the Plan.

         L. Successors and Assigns. This Plan and all of the provisions thereof shall be binding upon and inure to the benefit of the Debtor, the Reorganized Debt all creditors and interested parties and their respective successors and assigns.

         M. Entire Plan. This document, and any and all attachments and any modifications thereto, shall constitute the entire Plan subject to Confirmation by the Court Pursuant to section 1128 of the Code. Any further documentation which is not specifically designated as an amendment or modification other than an Order of the Court which, by its terms, modifies the terms hereof, and other than an Agreement specifically permitted by this Plan, shall not be deemed a part of this Plan and neither the Debtor nor the Reorganized Debtor or any other parties in interest shall be bound by the provisions of same.


Respectfully submitted:


imx-Pharmaceuticals, Inc.


/s/ William Forster
----------------------------
William Forster, President



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